Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-210586, 333-224827, 333-231334, 333-232486, and 333-265241) on Form S-8 and (Nos. 333-233656, 333-237937, 333-248659, 333-252939, 333-271932, 333-273882, 333-269177, and 333-283509) on Form S-3 of our report dated March 3, 2025, with respect to the consolidated financial statements of Senseonics Holdings, Inc. and subsidiaries.

The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states that the Company’s current operating plan, existing unrestricted cash and cash equivalents, and minimum cash and satisfaction of performance milestones to comply with debt covenants under its Loan and Security Agreement raise substantial doubt about its ability to continue as a going concern for the one-year period following the date these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG, LLP

McLean, Virginia

March 3, 2025